                                                             Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-168976

This is a supplement dated July 20, 2012 to the Revised Prospectus dated

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Consumer Portfolio Services, Inc.

Interest Rates Effective July 20, 2012.

  [Missing Graphic Reference]

PORTFOLIO AMOUNT (1)	$1,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or More
NOTE TERM	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %
3 Month (2)	6.85	7.09	7.20	7.46	7.55	7.84	7.90	8.22	8.15	8.49
6 Month (2)	7.60	7.90	7.95	8.27	8.30	8.65	8.65	9.03	8.90	9.31
1 Year (3)	9.85	10.35	11.70	12.41	12.10	12.86	12.55	13.37	13.05	13.94
2 Year (3)	11.10	11.74	12.55	13.37	13.00	13.88	13.55	14.51	14.00	15.02
3 Year (3)	11.65	12.35	13.30	14.22	13.75	14.74	14.30	15.37	14.90	16.06
4 Year (3)	11.80	12.52	13.80	14.79	14.25	15.31	14.80	15.95	15.25	16.47
5 Year (3)	12.00	12.75	12.35	13.14	12.80	13.65	13.35	14.28	13.80	14.79
10 Year (3)	12.20	12.97	12.55	13.37	13.00	13.88	13.55	14.51	14.00	15.02

1) We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you.

2) The annual yield calculation assumes that:

a.	the term of the note is renewed sequentially for an entire year,

b.	the interest earned during each term is included in the principal amount for the next term,

c.	the listed interest rate is the interest rate for each term, and

d.	the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

3) The accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

We are offering these notes to investors in the United States of America, other than in the states of Alabama, Alaska, Arizona, Delaware, Kentucky, Maryland, Massachusetts, Montana, Nebraska, Nevada, New Hampshire, New Jersey, North Dakota, Oregon, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the most recent prospectus. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.